Exhibit 5.1

May 16, 2023

Gamida Cell Ltd.

116 Huntington Avenue, 7th Floor Boston, MA

USA

RE: Registration on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Gamida Cell Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its filing of a registration statement on Form S-8 on or about May 15,2023 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of an additional 7,447,144 of the Company’s ordinary shares, par value 0.01 (the “Shares”), which may be issued under the Company’s 2017 Share Incentive Plan, as amended and restated (the “Plan”).

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfactory, of the Company’s (i) Amended and Restated Articles of Association (the “Articles”), (ii) the Plan, (iii) resolutions of the Company’s board of directors and shareholders and (iv) other statements of corporate officers and other representatives of the Company and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to this opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors and shareholders, which have been provided to us, are true and accurate and prepared in accordance with the Articles and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Shares (which may consist, in part or in full, of services performed for the Company).

We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the Plan, pursuant to agreements with respect to the Plan and, as the case may be, pursuant to the terms of the awards that have been or may be granted under the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Office